Exhibit 10.1
TAX SHARING AGREEMENT
THIS TAX SHARING AGREEMENT (this "Agreement") dated as of [•], 2022 among Fidelity National Financial Inc., a Delaware corporation ("FNF"), and F&G Annuities & Life, Inc, a Delaware corporation and direct, wholly-owned subsidiary of FNF and member of the consolidated group for U.S. federal tax purposes of which FNF is the common parent (“F&G”).
RECITALS
WHEREAS, In June 2020, FNF acquired FGL Holdings, Inc. (“FGL Cayman”), a publicly traded Cayman Islands company, in a transaction that was intended to qualify as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(D) (the “FGL Acquisition”). Subsequent to the FGL Acquisition, FNF undertook certain internal restructuring steps resulting in F&G becoming the successor to FGL Cayman and joining, along with certain of the domestic subsidiaries of FGL Cayman, the FNF Group (as defined herein) for U.S. federal income tax purposes, the common parent of which is FNF.
WHEREAS, in order to achieve the desired amount of total outstanding shares of F&G stock and thereby facilitate the Conversion and Distribution (each as defined herein), on June 24, 2022, F&G effected a 105,000-for-1 stock split of the F&G common stock, pursuant to which FNF received in the form of a dividend, and without surrender of any certificates for its shares, 104,999 additional shares of F&G common stock for each share of F&G common stock held by FNF prior to such stock split (the “Stock Split”).
WHEREAS, following the F&G Stock Split, on June 24, 2022, FNF contributed its $400 million intercompany note receivable due from F&G to F&G in exchange for 20,000,000 shares of F&G common stock in a value-for-value exchange (the “Conversion”).
WHEREAS, following the Stock Split and the Conversion, and pursuant to the Separation and Distribution Agreement dated as of [●], 2022 stock (the “Separation And Distribution Agreement”), FNF will distribute pro rata to its shareholders approximately fifteen percent of the total outstanding shares of F&G (the “Distribution”).
WHEREAS, following the Distribution, F&G will continue to be a member of the FNF consolidated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”) of which FNF is the common parent corporation.
WHEREAS, the purpose of this Agreement is to promote corporate efficiencies by having a tax-sharing agreement between FNF and F&G to set forth the method by which FNF will allocate taxes after the Distribution;
WHEREAS, FNF will include F&G in its consolidated federal income tax returns in accordance with Code sections 1501 and 1502 and wishes to enter into this Agreement so that FNF and F&G are parties to the same tax-sharing agreement;
WHEREAS, the parties hereto deem it equitable that, with respect to each taxable year for which a consolidated return is filed on behalf of the FNF Group, F&G shall pay FNF an amount equal to its Separate Company Tax Liability (as hereinafter defined);
WHEREAS, the parties wish to provide for the treatment of various other matters that may arise as a result of the filing of consolidated returns, and the parties wish to set forth in this Agreement the agreement between FNF and F&G with respect to the allocation and settlement of the federal, state and local taxes of the FNF Group with respect to each taxable period ending on or after the date hereof during which F&G is included in the affiliated group of which FNF is the common parent (the "Affiliation Periods");and
WHEREAS, to the extent any F&G Subsidiary (as hereinafter defined) is bound by any other tax sharing agreement or similar arrangement, the parties intend for this Agreement to control.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:
1.Filing of Returns.
a.With respect to each Affiliation Period, FNF shall file, and each Subsidiary shall agree to join in the filing of, consolidated federal income tax returns on behalf of the FNF Group. Each Subsidiary shall execute and file such consents, elections and documents as FNF reasonably requests with respect to the filing of the FNF Group’s consolidated federal income tax returns, and shall, consistently with Section 4 herein, timely provide to FNF such information as may be necessary for the filing of such returns or for the determination of amounts due under this Agreement.
b.Each Subsidiary acknowledges and agrees that the rights conferred upon FNF in connection with the filing of the FNF Group’s returns include, without limitation, the right to reasonably determine the allocation of income or loss of FNF and any Subsidiary between the last Affiliation Period and the next taxable period.
c.Each Subsidiary shall file all federal, state, local and foreign tax returns with respect to all periods for which such Subsidiary does not join FNF in filing a consolidated return and the Subsidiary shall be responsible for the payment of all taxes in connection therewith. The Subsidiary shall file any such tax returns in a manner consistent with the manner in which FNF filed its returns for Affiliation Periods except as required by law or to the extent any inconsistency would not adversely affect the tax returns of the FNF Group.
2.Tax Payments.
a.Due Dates. Except as otherwise provided in this Agreement: (i) each Subsidiary will pay to FNF the amount due FNF, as determined under Section 2(b), no earlier than 10 days prior to, and no later than 30 days after, the filing of any federal income tax return of the FNF Group that includes such Subsidiary, and (ii) FNF will pay to each Subsidiary the amount due such Subsidiary, as determined under Section 2(c), no later than 30 days after the filing of any federal income tax return of the FNF Group that includes such Subsidiary; provided, however, that no earlier than 10 days before, and no later than 30 days after, each estimated federal income tax payment date of the FNF Group for which the FNF Group actually incurs a federal income tax liability with respect to an Affiliation Period, each Subsidiary shall pay to FNF the greater of (i) the minimum amount required to be paid to avoid the imposition of any penalties or additions to tax under the Code, determined on the same basis as the total amount due for an Affiliation Period under Section 2(b) or (ii) one-fourth of the amount projected to be payable by such Subsidiary for such taxable year under Section 2(b). The amount of any overpayment or underpayment pursuant to this Section 2(a) shall be credited against, or added to, as the case may be, the amount otherwise required to be paid for the period within which the amount of such overpayment or underpayment first becomes reasonably ascertainable. The settlements may be satisfied by check, wire transfer or through intercompany accounts as the parties may mutually agree. Any payable set up in lieu of actual payments must be established within the time described in this Section. Balances not settled within 90 days will be non-admitted.
b.Amount Due to FNF. Each Subsidiary shall pay FNF in the time and manner described in Section 2(a) an amount equal to any Separate Company Tax Liability of that Subsidiary. The “Separate Company Tax Liability” for any Affiliation Period shall be the amount, if any, of the federal income tax liability, including, without limitation, liability for any penalty, fine, additions to tax, interest, minimum tax, alternative minimum tax and other items applicable to that Subsidiary in connection with the determination of the Subsidiary’s tax liability, which the Subsidiary would have incurred had it filed a separate federal income tax return for such Affiliation Period, computed in the manner prescribed in Federal Tax Regulation (the “Regulation”) section 1.1552-1(a)(2)(ii), except that no carryforward or carryback of losses or credits shall be allowed. The Separate Company Tax Liability for a Subsidiary shall be determined by FNF, with the cooperation and assistance of the Subsidiary, in a manner consistent with (i) general tax accounting principles, (ii) the Code and regulations thereunder and (iii) so long as a reasonable legal basis exists therefore, prior custom and practice. In addition, transactions or items between FNF and a Subsidiary that are deferred under the federal income tax return shall also be deferred for purposes of this Agreement until such time as they are restored or otherwise triggered into income under the Code or regulations.
c.Amount due to a Subsidiary. In the event a Subsidiary incurs a net operating loss, a net capital loss and/or credits for such period, FNF shall pay the Subsidiary in the time and manner prescribed in Section 2(a) the amount by which the FNF Group’s federal income tax liability for such period is actually reduced by reason of the actual use of such losses or credits attributable to the Subsidiary in the FNF Group’s federal income tax return. The FNF Group adopts the reimbursement principles set forth in Regulation Section 1.1502-33(d)(3) using 100%. In the event a Subsidiary incurs any tax losses or tax credits that, as permitted under the Code and the regulations, are carried back or forward to one or more Affiliation Periods, FNF shall pay that Subsidiary an amount equal to the amount by which the FNF Group’s federal income tax liability is actually reduced by reason of the actual use of such carried over losses or credits in the FNF Group’s federal income tax return. Any payment from FNF to the Subsidiary required on account of such carryover shall be paid no later than 30 days of the date the benefit of the carryover is realized by FNF by reason of the receipt of a refund or credit of taxes.
d.Paying Agent. FNF agrees to make all required payments to the IRS of the consolidated federal income tax liability, if any, of the FNF Group.
3.Adjustments to Tax Liability.
a.Adjustment-Related Payments. If the consolidated federal income tax liability of the FNF Group or any of its members is adjusted for any taxable period for any reason other than a loss or credit carryback to the extent already provided for in Section 2(c), whether by means of an amended return, judicial decision, claim for refund or tax audit by the

IRS, the Separate Company Tax Liability or the amount of tax benefits realized by the FNF Group by reason of the use of a Subsidiary’s losses or credit shall be recomputed to give effect to such adjustment, and the amount of any payments due under Section 2 shall be appropriately adjusted. Any additional payment between FNF and a Subsidiary required by reason of such recomputed Separate Company Tax Liability or FNF Group tax refund or credit shall include an allocable share of any refunded interest received from the IRS, if applicable, or deficiency interest, penalties and additions to tax, if applicable, such allocable share of refunded interest or deficiency interest, penalties and additions to tax shall be paid or charged, respectively, to a Subsidiary to the extent such amount relates to (i) reduced FNF Group tax liability due to decreased Separate Company Tax Liability or increased FNF Group tax refund or credit resulting from increased use of a Subsidiary’s losses or credits, on the one hand, or (ii) increased FNF Group tax liability due to increased Separate Company Tax Liability or decreased FNF Group tax benefits arising from decreased use of a Subsidiary’s losses or credits, on the other hand.
b.Timing of Payments. Any payments to be paid to or by a Subsidiary under this Section 3 shall be made in the time and manner prescribed in Section 2(a), unless the following scenarios apply, in which case the payment shall be made on or before the earliest to occur of (i) a decision by a court of competent jurisdiction that is not subject to further judicial review by appeal or otherwise and that has become final, (ii) the expiration of the time for (A) filing a claim for refund or (B) instituting suit in respect to a claim for refund disallowed in whole or in part by the IRS or for which the IRS took no action, (iii) the execution of a closing agreement under section 7121 of the Code or the acceptance by the IRS or its counsel of an offer in compromise under section 7122 of the Code or any successor provisions, (iv) the expiration of 30 days after (A) IRS acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax on Over-assessment on Internal Revenue Form 870 or 870-AD or any successor or comparable form, or (B) the expiration of the 90 day period after receipt of the statutory notice of deficiency resulting in immediate assessment, unless within such 30 days FNF notifies the Subsidiary of its intent to attempt recovery of any relevant amounts paid under the waiver by filing a timely claim for refund, (v) the expiration of the statute of limitations with respect to the relevant period or (vi) any other event the parties reasonably agree is a final determination of the tax liability at issue.
4.Books and Records.
a.FNF and each Subsidiary agree that the preparation of the federal income and other tax returns, amended returns, claims for refund or IRS examination or litigation relating to the foregoing may require the use of records and information that is within the exclusive possession and control of either of FNF and the Subsidiary. FNF and each Subsidiary will provide such records, information and assistance, which may include making employees of any of the foregoing entities available to provide additional information and explanation material, as are requested by FNF or the Subsidiary, as the case may be, during regular business hours, in connection with any of the developments described in the preceding sentence; provided, however, that each Subsidiary shall provide FNF with all information necessary to enable FNF to file the FNF Group consolidated federal income tax return for each Affiliation Period as soon as practicable, but in no event later than five months, after the last day of such Affiliation Period, and on the date the FNF

Group federal income tax returns that include a Subsidiary are filed FNF shall provide that Subsidiary with those portions of such returns relating to the Subsidiary.
b.Each of the parties agrees that it shall retain, until the expiration of the applicable statute of limitations and in accordance with the FNF Record Retention Policy, extensions, copies of any tax returns for any Affiliation Periods and for any other periods that might be subject to adjustment under this Agreement, and supporting work schedules and other records or information, that may be relevant to the tax returns of the parties, and that it will not destroy or otherwise dispose of such records and information without providing the other parties with a reasonable opportunity to review and copy such records and information.
c.Notwithstanding anything to the contrary contained in the Agreement, each Subsidiary shall maintain Books and Records relating to the services provided under the Agreement in an adequate format and in accordance with applicable laws, and any and all books or records maintained under or related to the Agreement shall be included as part of the Subsidiary’s Books and Records.
d.Any and all Books and Records of the Subsidiary are and remain the property of the Subsidiary and are subject to its direct supervision, management, and control.
e.Any and all Books and Records of FNF are and remain the property of FNF and are subject to its direct supervision, management, and control.
5.Assignment.
This Agreement shall not be transferable or assignable by any of the parties without the prior written consent of the other parties. The rights and obligations hereunder of the parties shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. This Agreement shall he binding upon each corporation in which a Subsidiary owns, directly or indirectly, stock meeting the requirements of section 1504(a)(2) of the Code, whether or not the Subsidiary owns stock in such corporation upon the execution of this Agreement or at any time during Affiliation Periods, and the Subsidiary shall cause each such corporation as soon as practicable to assent formally to the terms of this Agreement. Except as herein otherwise specifically provided, nothing in this Agreement shall confer any right or benefit upon any person or entity other than the parties and their respective successors and permitted assigns.
6.Disputes.
Any dispute concerning the interpretation of this Agreement or amount of payment due under this Agreement shall be resolved by FNF’s regular independent registered public accounting firm for federal income tax matters, whose judgment shall be conclusive and binding on the parties and who shall act in consultation with FNF’s tax counsel.
7.Tax Controversies.
If any party receives notice of a tax examination, audit or challenge involving amounts subject to this Agreement, such party shall timely notify the other parties of the information and shall provide the other parties a written copy of any relevant letters, forms or schedules received from the IRS or otherwise in its possession and shall provide notice and information relating to all material proceedings in connection therewith. In any audit conference or other proceeding with the IRS or in any judicial proceedings concerning the determination of the federal income tax liabilities of the FNF Group or any of its members, including any Subsidiary, the FNF Group and each of its members shall be represented by persons selected by FNF. Except as otherwise expressly provided in Section 6, the settlement and terms of settlement of any issues relating to such proceeding shall be in the sole discretion of FNF, and each Subsidiary hereby appoints FNF as its agent for the purpose of proposing and concluding any such settlement. Notwithstanding anything to the contrary in this Agreement, in no event shall FNF be obligated to file any amended returns or claims for refund with respect to Affiliation Periods.
8.State and Local Taxes.
a.To the extent appropriate, all provisions of this Agreement shall apply with the same force and effect to any state or local income tax liabilities that are computed on a combined, consolidated or unitary method (“Combined Tax”).
b.Such Combined Tax shall be allocated to members of the FNF group based on each member’s relative attribute (positive or negative).
c.Payments of Combined Tax among members of the FNF Group shall be made at the times and in the amounts otherwise consistent with the provisions of Sections 2 and 3 hereof.
d.In the event a state or local law or regulation provides for an allocation of income tax liability in a manner inconsistent with this agreement, FNF will allocate the tax liability to its Subsidiaries in accordance with the state or local law.
9.Indemnity.
a.Each Subsidiary shall be adequately indemnified by FNF in the event the IRS levies upon the assets of the Subsidiary for unpaid taxes in excess of the amounts paid by FNF pursuant to the terms of this agreement and for any loss suffered by the Subsidiary resulting from or related to the gross negligence or willful misconduct of FNF.
10.Compensation.
Compensation for any services rendered in accordance with this Agreement shall be on a cost basis and limited to payment for actual expenses. Any indirect and shared expenses shall be allocated in accordance with a method of cost allocation in conformity with SSAP No. 70.
11.Term of Agreement.
This Agreement shall become effective as of the date hereof and shall continue, unless earlier terminated by mutual agreement of the parties, until the expiration of the applicable statute of limitations, including extensions, for the Affiliation Period (the “Final Date”); provided that the provisions of Sections 1, 2 and 3 shall continue to apply after the Final Date only to the extent they deal with matters relevant to tax periods that end on or before such Final Date or that begin prior to and end after such Final Date.

12.Termination. In addition to the provisions outlined in section 11 of the Agreement, which allow for termination by mutual agreement of the parties, subject to certain other requirements stated therein, the parties agree to the following:
a.Termination without cause. Each party to this Agreement may terminate this Agreement without cause, but only with respect to such party, upon thirty (30) days prior written notice.
b.Termination with cause. Each party to this Agreement may terminate this Agreement for cause, but only with respect to such party, upon ten (10) days prior written notice, and if the reason for such cause has not been cured during the notice period.
c.This agreement shall terminate if FNF fails to file a consolidated federal income tax return for any tax year of this agreement.
d.Termination by mutual agreement must be made in writing.
e.Notwithstanding the termination of this Agreement, its provisions shall remain in effect with respect to any period of time during the tax year in which termination occurs for which the income of the terminating party must be included in the consolidated federal income tax return.
f.The terms outlined in Section 4, Books and Records, survive termination of this Agreement.
13.Insurance Regulatory Provisions. All parties agree to the following provisions, as required by certain state regulatory authorities:
a.FNF will maintain oversight for functions provided to FNF by the applicable Subsidiary and FNF will monitor services annually for quality assurance. F&G will maintain oversight for the services provided to them by FNF under the Agreement and will monitor such services annually for quality assurance.
b.If FNF or any applicable Subsidiary is placed in receivership or seized by the commissioner under applicable state law, all of the rights of FNF or the Subsidiary under the Agreement extend to the receiver or commissioner.
c.If FNF or an applicable Subsidiary is placed in receivership or seized by the commissioner under applicable state law, all Books and Records will immediately be made available to the receiver or the commissioner, and must be turned over to the receiver or commissioner immediately upon the receiver or the commissioner’s request.
d.FNF will continue to maintain any systems, programs, or other infrastructure notwithstanding a seizure by the commissioner under applicable law, and will make them available to the receiver, for so long as the affiliate continues to receive timely payment for services rendered.
e.All funds and invested assets of FNF are the exclusive property of FNF, held for FNF’s benefit, and are subject to FNF’s control.

f.FNF has no automatic right to terminate the agreement if a Subsidiary is placed in receivership pursuant to applicable state and federal law.
g.All funds and invested assets of the Subsidiary shall remain the exclusive property of the Subsidiary, held for the benefit of the Subsidiary, and are subject to the Subsidiary’s control.
h.Other than the tax payments described in Section 2 of the Agreement, the Subsidiary agrees not to advance any funds to FNF.
14.Miscellaneous.
a.Joinder of F&G Subsidiaries to the FNF Group. FNF and F&G agree, for the avoidance of doubt, that the terms of this Agreement shall be binding on any of the F&G Subsidiaries to the extent that: (i) FNF permits such F&G Subsidiary to file a consolidated return as part of the FNF Group; and (ii) such F&G Subsidiary files a United States federal income tax return, or a state tax return in any of the fifty states or applicable territories of the United States, during the Affiliation Periods.
b.Regulatory Approval; Cooperation. If an F&G Subsidiary joins the FNF Group as described in Section 14(a), FNF shall, in good faith, and using commercially reasonable efforts, seek the required regulatory approvals regarding such joinder by the F&G Subsidiary to the FNF Group. FNF and F&G shall, in good faith, and using commercially reasonable efforts, cooperate to obtain such approval and to reach agreement to any amendments commercially reasonably necessary to obtain such approval.
c.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated unless such invalidity or enforceability would frustrate the essential purposes of the parties in entering into this Agreement. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.
d.Parties in Interest. Except as otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the parties and their respective successors and permitted assigns.
e.Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

f.Confidentiality. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement; provided, however, that such obligation to maintain confidentiality shall not apply to information which (i) at the time of disclosure was in the public domain not as a result of acts by the receiving party or (ii) was in the possession of the receiving party at the time of disclosure.
g.Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.
h.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Florida, without regard to its conflict of law provisions. To the extent the laws of more than one state would apply to a given transaction, the laws of the state of domestication of the insurer bringing the action will be applicable.
i.Effect of Agreement. This Agreement shall supersede any other tax sharing arrangement or agreement in effect between the parties. Nothing in this Agreement is intended to change or otherwise affect any election made by or on behalf of the FNF Group with respect to the calculation of earnings and profits under section 1552 of the Code.
j.Modifications. This Agreement may be modified or amended only pursuant to an instrument in writing executed by all the parties hereto.
k.Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the allocation of the consolidated and combined tax liabilities of the FNF Group between or among the parties.
l.Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by e-mail or reputable national delivery service to:
FNF (including F&G and all other subsidiaries listed on Form 851)
Attn: FNF Tax Department
601 Riverside Avenue
Jacksonville, Florida 32204
15.Definitions.
In this Agreement, the following terms shall have the meanings specified or referred to in this Section 15:
a.“Books and Records” shall include, but not be limited to, all books and records developed or maintained by the insurer under or related to the Agreement.
b.“FNF Group” shall mean members of an affiliated FNF Group within the meaning of section 1504(a) of the Code of which FNF is the common parent corporation.

c.“IRS” shall mean the Internal Revenue Service.
d. “Subsidiary” shall refer to F&G, and as applicable (i) any of CF Bermuda Holdings Limited, FGL U.S. Holdings Inc., F&G Cayman Re Ltd., Fidelity & Guaranty Life Holdings, Inc., Fidelity & Guaranty Life Business Services, Inc.to the extent that such company is listed on the IRS Form 851 Affiliations Schedule, as amended from time to time or (ii) any company which is listed on the IRS Form 851 Affiliations Schedule, as amended from time to time, but only to the extent such company is a direct or indirect subsidiary of F&G (collectively referred to as “F&G Subsidiaries” and each also referred to as a “F&G Subsidiary”).
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IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by their duly authorized officers on [•].

FIDELITY NATIONAL FINANCIAL INC.

By:
Name:
Title:_

F&G ANNUITIES & LIFE, INC.
By:
Name:
Title:_